Filed Pursuant to Rule 424(b)(3)
Registration No. 333-112904
PROSPECTUS SUPPLEMENT NO. 8
(To Prospectus dated August 6, 2004)

Valeant Pharmaceuticals International

$240,000,000 3.0% Convertible Subordinated Notes due 2010

$240,000,000 4.0% Convertible Subordinated Notes due 2013
and the Common Stock Issuable upon Conversion of the Notes

        This prospectus supplement relates to the resale by various selling securityholders of $240,000,000 aggregate principal amount of our 3.0% convertible subordinated notes due 2010, $240,000,000 aggregate principal amount of our 4.0% convertible subordinated notes due 2013 and shares of our common stock into which the notes are convertible. This prospectus supplement may only be delivered or used in connection with our prospectus dated August 6, 2004. Our common stock is quoted on the New York Stock Exchange under the symbol “VRX.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement No. 8 dated August 23, 2005.

      The information appearing in the following table supplements or supersedes (where the name of the selling securityholder appears in our prospectus or any supplement thereto) in part the information in the table under the heading “Selling Securityholders” in our prospectus (as amended by any previous prospectus supplement) and was provided by or on behalf of the selling securityholders.

	Principal Amount of			Percentage of
	Notes Beneficially	Principal Amount of	Number of Shares of	Common
	Owned Prior to	Notes Offered by	Common Stock That	Stock
Name of Selling Securityholder(1)	This Offering	This Prospectus	May Be Sold(2)	Outstanding

3.0% convertible subordinated notes due 2010 (CUSIP No. 91911XAA2)(3)
UFJ International PLC	$100,000	$100,000	3,163	*
4.0% convertible subordinated notes due 2013 (CUSIP No. 91911XAC8)(3)
Advent Convertible Master (Cayman) L.P.	$3,892,000	$3,892,000	123,818	*
Davis Appreciation and Income Fund	3,000,000	3,000,000	94,900	*
HFR CA Opportunity Master Trust	197,000	197,000	6,231	*
Lyxor Convertible Arbitrage Fund	359,000	359,000	11,356	*
Tribeca Global Convertible Investments Ltd.(4)	2,000,000	2,000,000	63,267	*

*	Less than 1%.

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to our prospectus dated August 6, 2004, if and when required.

(2)	Unless otherwise indicated, includes all shares of common stock issuable upon conversion of the notes and assumes a conversion rate of 31.6336 shares for each $1,000 principal amount of notes and a cash payment in lieu of any fractional share. However, this conversion rate will be subject to adjustment as described under “Description of the Notes — Conversion Rate Adjustments.” As a result, the number of shares of common stock offered hereby may increase or decrease in the future. Also assumes that the notes are convertible immediately. As described above under “Description of the Notes — Conversion of Notes,” the notes are convertible only in specified circumstances.

(3)	Information concerning other selling securityholders will be set forth in amendments or supplements to our prospectus dated August 6, 2004, if required.

(4)	Tribeca Global Convertible Investments Ltd. was formerly Tribeca Investments, Ltd., as set forth in our prospectus dated August 6, 2004.

     The following information supplements in part the information under the heading “Plan of Distribution” in our prospectus and was provided by or on behalf of the selling securityholders:

The following selling securityholder is an affiliate of a registered broker-dealer: Tribeca Global Convertible Investments Ltd. This selling securityholder has represented to us that it purchased its notes in the ordinary course of business and at the time of purchase had no agreements or understandings to distribute the notes or the common stock into which the notes are convertible.